Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	William G. Schultz, President & Chief Executive Officer 952-996-1674

CSI announces Changes at Transition Networks Business Unit

Minnetonka, Minnesota – May 15, 2013 ― Communications Systems, Inc. (NASDAQ: JCS), a telecommunications products and managed services provider, today announced a change in management and other restructuring within its Transition Networks business unit. CSI President and CEO William G. Schultz announced that the Company was making these personnel changes to refocus Transition Networks’ efforts targeting its strategic vertical markets and to better address the needs of its global customer base.

In connection with these actions, which are effective immediately, Mr. Schultz will serve as acting General Manager of Transition Networks. This role will be in addition to his duties as President and Chief Executive Officer. Mr. Schultz served as General Manager of Transition Networks from October 2007 until May 2010 when he became the Company’s Executive Vice President of Operations. He became CSI’s President and Chief Executive Officer in May 2011.

In the short term, Mr. Schultz will focus on leading the execution of the Company’s key 2013 objectives while working to implement a redesigned sales infrastructure that can more quickly adapt to the shifting realities of Transition Networks’ markets and customers. The Company is conducting a search to fill key leadership roles in management and sales.

Schulz remarked, “Our Transition Networks business unit had revenues of $10.8 million and operating income of $226,000 in the 2013 first quarter compared to revenues of $12.9 million and operating income of $1.2 million in the 2012 first quarter. As we noted in our first quarter press release, these decreases were due primarily to the continued slowdown in government spending and a decline in Transition Networks legacy products, which resulted in a decrease in North American revenue from $9.3 million to $6.7 million. With the continued uncertainty over federal government spending, the Board of Directors felt it was appropriate to make personnel changes in order to strengthen this business unit to stabilize its 2013 revenues and profitability in a challenging domestic environment.”

As part of its action, the Company will be effecting an immediate reduction-in-force of approximately eight percent of its 150-employee Transition Networks business unit. As noted above, the Company will be filling key leadership roles in management and sales, so the ultimate decrease in Transition Networks employees will be slightly less than eight percent.

The Company has not yet determined the amount of expense and restructuring charge associated with the moves.

Transition Networks manufactures network interface devices (“NIDs”), media converters, network interface cards (“NICs”), Ethernet switches, and other connectivity products that offer customers the ability to affordably integrate fiber optics into any data network.